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                                                               Exhibit (d)(13)

               TERM INSURANCE ON OTHER COVERED INSURED RIDER (OCI)

              This rider, when paid for, is made a part of the Base
                 Policy, based on the application for the rider.

1. BENEFIT We will promptly pay the rider proceeds to the beneficiary, when we have due proof that a person named on the Policy Data page of the Base Policy to which this rider is attached (referred to as Base Policy in the rest of this rider) as an Other Covered Insured under this rider died while his or her coverage under this rider was in effect. These proceeds will be for the amount of term insurance provided by this rider on that person, as shown on the Rider Data page

     For any proceeds payable because of the death of a specified Other Covered Insured, each reference to "Insured" in the Owner and Beneficiary or Payment of Policy Proceeds sections of the Base Policy means that Other Covered Insured.

2. CONVERSION TO A PERMANENT POLICY You can exchange all or part of the term insurance on a person who is an Other Covered Insured under this rider subject to the provisions below, as well as those of the Base Policy. This type of change is called a conversion. A conversion can be made without proof of insurability. This rider can be exchanged for a new permanent life insurance policy or policies on that person or any increase in the Face Amount of the Base Policy if the Other Covered is the Insured under the Base Policy.

     CONVERTING COVERAGE To make a conversion, this rider must be in effect on that person with premiums paid to the date of conversion. Within 31 days of that date, we must receive your application for the new policy or increase in Face Amount (signed by the Other Covered Insured and You), and the first premium for the new policy. Term Insurance on an Other Covered Insured ends when it is converted.

     If you do not have the insurance converted on the death of the Insured under the Base Policy, it may be converted within the same period provided for in this rider by the person to be insured under the new policy. The same procedures for converting coverage apply in this situation..

     FINAL DATE FOR CONVERSION You can convert the term insurance on an Other Covered Insured on any Monthly Deduction Day under the Base Policy when that person is age 70 or younger. If the Insured under the Base Policy dies, the final date of conversion will be the Monthly Deduction Day on or next following the Insured's date of death.

     NEW POLICY If you convert this rider, we will issue you a new life plan which may be offered on its policy date by us or by one of our affiliated or subsidiary companies including New York Life Insurance Company, for the amount of insurance which is converted. We guarantee that at least one life or endowment plan will be offered by the company issuing the new insurance. The new policy may not be on a plan, which provides term insurance.

     The policy date of the new policy will be the conversion date. It will have the same provisions and the same limitations on liability as are in the series of policies being issued by the issuing company on that date. The premium rates for the new policy will be based on the Other Covered Insured's age and gender, and the issuing company's premium rates on that date.

     The Other Covered Insured's class of risk for the new policy or policies will be the same as it was for this rider. If this rider is in a risk class which is not available on the new policy as of the policy date shown on the Policy Data pages of the new policy, the new policy's risk class will be the best risk class the Insured would have qualified for under the new policy as of this rider's Issue Date.

     INCONTESTABILITY AND SUICIDE EXCLUSION PERIODS Except as noted below, any suicide exclusion or contestable period for the new policy will be measured from this rider's Issue Date. If the new policy is issued with a rider or with an additional amount of insurance, the suicide exclusion and incontestability periods for such rider or additional amount of insurance will be measured from the issue date of each new policy.

     AVAILABLE RIDERS WITH NEW POLICY No riders can be made a part of the new policy, unless the issuing company agrees.

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              TERM INSURANCE ON OTHER COVERED INSURED RIDER (OCI)
                                  (CONTINUED)

3. REINSTATEMENT OF THIS RIDER If you apply to reinstate the policy with this rider as part of it, we must have proof of insurability that is acceptable to us for each Other Covered Insured.

4. OWNER Any Successor Owner or Change of Ownership section of this policy is modified, while this rider is in effect, as follows. If you die and there is no successor owner, the Insured under the basic policy, if living, will become the new owner.

5.   CASH OR LOAN VALUE This rider does not have cash or loan value.

6. CONTESTABLE PERIOD OF RIDER We will not contest the insurance on any person who is an Other Covered Insured under this rider after that insurance has been in effect during the lifetime of that person for 2 years from the date of issue of that insurance.

7. SUICIDE EXCLUSION Suicide of the Insured under the Base Policy, or suicide of an Other Covered Insured, while sane or insane, within 2 years of the Issue Date of this rider, is not covered by this rider.

     In the event of the Insured's suicide within that 2-year period, any monthly costs which were deducted for this rider will be part of any amount payable because of the Insured's death. However, the insurance on each person who is an Other Covered Insured under this rider may still be converted within 31 days of the next Monthly Deduction Date after the Insured's date of death. In the event of an Other Covered Insured's suicide within that 2-year period, we will adjust the Base Policy's Cash Value to include the amount of any cost of insurance that we had subtracted for that person during that period.

8. AGE When we refer to a person's age on any date, we mean his or her age on the birthday that is nearest to that date.

9. DATES AND AMOUNTS OF RIDER When this rider is issued at the same time as the Base Policy, we show the name of each Other Covered Insured and the amount of that person's term insurance on the Rider Data page. The rider and the policy have the same Issue Date, as shown on the "Policy Information" Data pages of the Base Policy.

     When this rider, or more insurance on an Other Covered Insured, is added to a policy that is already in effect, we send you an add-on rider. The add-on rider names any new person or persons who become Other Covered Insureds under this rider. The amount of new term insurance on each person and the Issue Date are also shown in the add-on rider.

10. COST OF INSURANCE FOR RIDER A separate rate will be used to obtain the cost of the initial amount of term insurance on each Other Covered Insured, and for each increase in that amount. The actual rates applicable to term insurance under this rider will be set by us, in advance, at least once a year.

     Any change in cost of insurance rates will be made on a uniform basis for Insureds in the same class, based on issue age, as well as the duration since issue of such insurance, gender and risk classification.

     When this rider is issued at the same time as the policy, the maximum rates used to determine the cost of the term insurance will be shown on the Data page included in the policy.

     When this rider, or more insurance on an Other Covered Insured, is added to a policy that is already in force, the maximum rates used to determine the cost of term insurance will be shown on a separate Data page included in the policy.

11. CONFORMITY WITH LAW This rider is subject to all laws that apply. We reserve the right to make changes to this rider to ensure that this rider, or any policies to which this rider is converted, qualifies as life insurance under federal tax law.

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               TERM INSURANCE ON OTHER COVERED INSURED RIDER (OCI)
                                   (CONTINUED)

12. WHEN RIDER ENDS You can cancel this rider, or all or part of the coverage on an Other Covered Insured, at any time. To do this, you must send your signed notice to us. The rider or coverage will end on the Monthly Deduction Day on or next following the date we receive your request.

     All insurance under this rider ends 31 days after the Monthly Deduction Day on or next following the date of death of the Insured under the Base Policy. If this rider is still in effect, coverage on an Other Covered Insured will automatically terminate on the policy anniversary on which that person is age 100?.

     This rider ends at the death of the Insured or if the policy ends or is surrendered.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION


Secretary                               President
/s/ Catherine A. Marrion               /s/ Frederick J. Sievert

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